Exhibit 10.47

RED HAT, INC.

Designated U.S. Manager Severance Plan

(Effective Date: March 1, 2010)

I.    Purpose

The purpose of this Designated U.S. Manager Severance Plan (the “Plan”) is to provide financial assistance to any Participant (as defined in Section II, below) whose employment with Red Hat, Inc. or any of its subsidiaries (the “Company”) is terminated under the circumstances described herein.

II.    Participation

Selected Company employees shall be eligible to participate in this Plan (as a “Participant”) as long as they meet the requirements to be a Participant in this Section II.

A. For purposes of this Plan, a Participant will be any employee of the Company determined to be a “U.S. employee” as shown on the Company’s payroll records who at the time the Agreement (as defined below) is executed (i) is at a position of Vice President, (ii) is designated as a Participant under this Plan by the Senior Vice President, People and Brand (or successor officer with senior authority over the human resources function (the “VP for People”)), and (iii) has executed an agreement substantially in the form set forth in Appendix A of this Plan (the “Agreement”) within ninety (90) days following the date on which such U.S. employee first meets the requirements of Section II.A. and who is and remains in compliance, in all material respects, with such Agreement. Participants will also include persons promoted to a position higher than Vice President unless and until they are covered by another arrangement providing comparable compensation in connection with a termination of employment with the Company.

B. The individuals listed on Schedule A shall become Participants immediately upon execution of the Agreement if it is executed within ninety (90) days of the effective date of this Plan.

C. A person designated as a Participant in the Plan may be removed from such Participation by the VP for People. Such removal shall be effective no earlier than the one year anniversary of the date on which such action is taken. Once such removal is effective the former Participant will not be entitled to benefits under the terms of the Plan unless and until again designated as a Participant in accordance with the applicable Plan terms.

III.    Entitlement to Plan Benefits

A. A Participant shall be entitled to benefits under this Plan if the VP for People determines that the following requirements of this Section III.A have been met:

1. the Participant’s employment is terminated by the Company without Good Cause (as defined in Section III.C) or by the Participant with Good Reason (as defined in Section III.D);

2. the Participant is not entitled to benefits in connection with such employment termination (i) under any policy or program of the Company applicable to Participant that provides special cash benefits following a change-in-control (as defined in such policy or program) of the Company (a “Company CIC Plan”) or (ii) any individual agreement entered into after the Effective Date of this Plan that has not been waived by the Participant; and

3. the Participant executes and delivers to the Company a release in the form provided by the Company that becomes irrevocable prior to the sixtieth (60th) day following the Termination Date (which release shall not release entitlement to benefits under the terms of the Plan or the Agreement if the Participant is entitled to benefits under such terms).

B. For purposes of this Plan, “Termination Date” means the date on which the Participant’s employment with the Company ends.

C. For purposes of this Plan, “Good Cause” means conduct involving one or more of the following:

1. the conviction of the Participant of, or, plea of guilty or nolo contendere to, a felony;

2. the willful misconduct by the Participant resulting in material harm to the Company;

3. fraud, embezzlement, theft or dishonesty by the Participant against the Company or any subsidiary resulting in material harm to the Company;

4. the repeated and continuing failure of the Participant to follow the proper and lawful directions of the Company or the officer to whom the Participant reports after a written demand is delivered to the Participant that specifically identifies the manner in which the Company or the officer to whom the Participant reports believes that the Participant has failed to follow such instructions;

5. the Participant’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance;

6. a material violation of the Company’s Code of Conduct by the Participant that causes harm to the Company; or

7. the Participant’s material breach of any term of the Agreement, or any other applicable confidentiality and/or non-competition agreements with the Company.

D. For purposes of this Plan, “Good Reason” means one of the following:

1. a material reduction in the Participant’s rate of annual base salary, other than an across-the-board reduction applicable to all Company employees at a position of Vice President of not more than 10%; or

2. any requirement of the Company that the Participant be based anywhere more than fifty (50) miles from the Participant’s primary office location and in a new office location that is a greater distance from the Participant’s principal residence at the time that the move is requested.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless the Participant gives written notice to the Company of the Participant’s intention to terminate employment within sixty (60) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and the Participant terminates employment within six (6) months of the end of such thirty (30) day period.

IV.    Severance Payments

A. A Participant entitled to benefits under this Plan (and who has complied with Section III.A.3) shall receive a cash payment equaling the amount set forth on Schedule A, to be paid in twelve equal installments on the first day of the month for each of the twelve months following the Termination Date, except as required by Section VI.E.

B. Except as required by Section VI.E., the payments under Section IV.A. shall begin to be made after the release becomes effective and on or before the sixtieth (60th ) day following the Termination Date; provided that if the sixtieth (60th) day following the Termination Date falls in a calendar year subsequent to the calendar year of the Termination Date, the payment shall be made no earlier than the first day of that subsequent calendar year. Any monthly payments delayed by the timing of obtaining a release or by this Section IV.B. will be included in the first monthly payment that the Company makes under this Section IV.B.

C. Except as otherwise explicitly provided herein, in an individual agreement or by Company policy or under the terms of the applicable plan document, all participation by the Participant in Company benefit programs, other than participation in its health, dental and vision coverage if a COBRA election is made, shall end on the Termination Date. No contribution to the Company’s retirement programs may be made from or with respect to the amounts payable under this Plan.

V.    Employee Retirement Income Security Act

The Plan constitutes an unfunded severance benefits plan that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Parts 4 and 5 of Title I of ERISA.

A. The Plan Administrator shall be the VP for People, or his or her designee, unless the Company appoints another person or committee as Plan Administrator. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and the Named Fiduciary for purposes of Section 402 of ERISA.

B. The Plan Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms and subject to the requirements of applicable law. The Plan Administrator shall have the authority and responsibility to: (i) construe the terms of the Plan, including the authority to remedy any omissions, ambiguities or inconsistencies in the provisions of the Plan, (ii) resolve all questions of fact under the Plan, including, without limitation, questions concerning eligibility, participation and benefits and all other related or incidental matters, and (iii) establish such procedures for the Plan as it deems advisable, including the establishment of a claims procedure consistent with Section 503 of ERISA.

C. The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) shall be conclusive and binding upon all Participants and their beneficiaries, heirs and assigns, in the absence of clear and convincing evidence that the Plan Administrator acted in a manner that was arbitrary and capricious.

VI.    Miscellaneous

A. Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

B. Amendment and Termination. This Plan and the benefits described herein may be amended or terminated by the Plan Administrator at any time; provided, however, that no such amendment or termination shall take effect earlier than twelve (12) months following the date the amendment or termination is approved by the Plan Administrator, other than any amendment that is determined by the Company’s General Counsel, in his or her sole discretion, (i) to be necessary or appropriate to minimize or eliminate adverse tax treatment to Participants under Code Section 409A, or (ii) to have no material adverse effect on Participants.

C. No Mitigation. A Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and shall not be required to offset against such payment any payments he or she may receive from further employment.

D. No Fiduciary or Employment Relationship. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship or contract for employment between the Company and any employee, and nothing in this Plan shall affect the right of the Company to terminate the employment of any employee for any reason whatsoever.

E. Taxation. Any payment provided for hereunder shall be paid net of any applicable withholding required under foreign, federal, state or local law. If and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he or she is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination he or she, by accepting benefits hereunder, agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A or (ii) the tenth (10th) day after the date of death (either, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him or her during the period between the date of separation from service and the New Payment Date shall be paid in a lump sum on such New Payment Date. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor any Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent permitted or required by Section 409A. The Company intends that all actions under the Plan comply with Section 409A and other applicable law. This Plan is intended to comply with the provisions of Section 409A and the Plan must, to the extent practicable, be construed in accordance therewith. Terms defined in the Plan will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Plan or any payment or benefit hereunder were determined not to comply with Section 409A, then neither the Company, the Administrator, nor its or their designees or agents shall be liable to the Participants or any other person for any actions, decisions, or determinations made in good faith.

F. Conflict with Other Severance Policy or Agreements. The terms of this Plan supersede all severance provisions of any agreement executed between each Participant and the Company including, but not limited to, offer letters, individual employment agreements, and any other policy or program of the Company, with the exception of a Company CIC Plan applicable to Participant.

G. Severability. The invalidity, illegality or unenforceability of any provision of this Plan shall in no way affect the validity, legality or enforceability of any other provision.

H. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

I. Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the State of North Carolina (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of North Carolina (or, if appropriate, a federal court located within the State of North Carolina), and the Company and the Participant each consent to the exclusive jurisdiction of such a court.

Schedule A

Participants

Participant	Multiplier	Effective Date

The severance payment for any Participant under Section IV. A. shall equal the Participant’s current annual base salary times the Multiplier.

Appendix A

The Agreement